EXHIBIT (j)(4)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 104 to the Registration Statement (1933 Act File No. 02-90946) of Eaton Vance Mutual Funds Trust on Form N-1A of our reports each dated December 22, 2004 for Eaton Vance Tax-Managed International Equity Fund (formerly Eaton Vance Tax-Managed International Growth Fund) (the "Fund") and the Tax-Managed International Equity Portfolio (formerly Tax-Managed International Growth Portfolio) for the year ended October 31, 2004 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information, which are part of the Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


March 30, 2005
Boston, Massachusetts